Exhibit 99.1

NextPlat Reports $49.8 Million in Consolidated Revenue for the Nine Months Ended September 30, 2024, Representing a 136% Increase Over 2023 Results

Company Sees Initial Sales Momentum in China for OPKO Health Products as it Prepares for the Launch of its Florida Sunshine Brand of Vitamins and Supplements

COCONUT GROVE, FL – November 14, 2024 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-Commerce provider, today announced results for its third fiscal quarter ended September 30, 2024 which includes the consolidation of the operations of its e-Commerce Operations with the results of its Healthcare Operations from Progressive Care LLC (formerly Progressive Care, Inc., or “Progressive Care”).

“
Top-line results for the first nine months of 2024 reflect the positive contributions of Progressive Care, providing us access into the large healthcare contracted services market, and our most recent acquisition, Outfitter Satellite, bolstering our e-Commerce business. These transactions are expected to bring both significant long-term growth in their respective markets and importantly, drive positive cashflows as our team works to fully integrate them and implement cost-cutting measures through the fourth quarter of 2024, improving efficiencies and removing redundancies across the organization into 2025,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat Corp
.

Third Quarter 2024 Financial Highlights:

● Consolidated revenue for the third quarter of 2024 was approximately $15.4 million compared to approximately $15.3 million in the same period last year. Total e-Commerce revenues were approximately $3.8 million and $2.9 million for the three months ended September 30, 2024, and 2023, respectively, an increase of approximately 31% mainly due to the Outfitter acquisition on April 1, 2024. Total Healthcare Operations revenues were approximately $11.5 million and $12.4 million for the three months ended September 30, 2024, and 2023, respectively, a decrease primarily due to a decline in retail pharmacy prescription reimbursement rates in line with continuing industry trends occurring with U.S. independent pharmacies. Consolidated revenue for the nine months ended September 30, 2024, was approximately $49.8 million, an increase of over 136% versus revenue of approximately $21.1 million for the nine months ended September 30, 2023, primarily attributable to an increase of approximately $27.3 million from Healthcare Operations as a result of the Progressive Care acquisition on July 1, 2023. Based upon current expectations, available product inventory and the number of new and existing pharmacy service contracts, the Company currently expects full-year 2024 revenue to be in the range of approximately $60 million to $65 million.

● Gross profit margin for the quarter ended September 30, 2024, declined to 22.9% primarily attributable to the decrease in retail prescription drug reimbursement rates in Healthcare Operations. For the nine months ended September 30, 2024, overall gross profit margin remained consistent at approximately 28% when compared to the prior year period. Gross profit margin for e-Commerce Operations was 28.1%, remaining at near record levels largely due to continued increases in higher margin recurring airtime revenue. Gross profit margin for Healthcare Operations in the third quarter of 2024 was 21.2%. Healthcare Operations continues to experience pressures from medication price increases despite reimbursement rates not keeping pace with those increases.

● Operating expenses for the quarter ended September 30, 2024, were approximately $11.5 million compared to approximately $8.1 million for the same period in 2023. A significant 45.2% decrease in recurring selling, general and administrative expenses in the quarter were offset by a non-cash impairment loss of approximately $3.7 million related to intangible assets recognized in the Progressive Care acquisition. Additional expenses included professional fees of approximately $2.1 million mainly attributable to costs related to the merger with Progressive Care as well as non-recurring litigation and other legal fees.

● As a result of acquiring a controlling interest in Progressive Care on July 1, 2023, under U.S. GAAP for mergers and acquisitions, the Company recorded previously unrecognized goodwill and other intangibles which were recorded at fair values based on Progressive Care’s stock price on July 1, 2023 as well as estimates of future book of business. Declines in Progressive Care’s stock price and changes in its estimated book of business caused a decline in the fair value of the goodwill and intangibles. Thus, under U.S. GAAP, the Company was required to adjust its fair value estimates for goodwill and the intangibles resulting in non-cash impairment losses totaling $13.7 million recognized during the nine months ended September 30, 2024. The Company now expects no further impairment losses from the acquisition of Progressive Care.

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Year-to-date, the Company recorded a total of approximately $34.9 million in operating expenses, which included non-recurring expenses of approximately $13.7 million in non-cash impairment losses and approximately $3.4 million in expenses related to the merger with Progressive Care.

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The Company expects significant annual reductions in operating costs through cost savings from ongoing integration efforts of Progressive Care. These efforts include trimming delivery costs, rightsizing staffing, and removing duplicated public company expenses including professional services such as legal and accounting services, as well as the reduction of other selling, general and administrative costs by eliminating existing redundancies.

● Net loss attributable to NextPlat Corp common shareholders for the quarter ended September 30, 2024, was approximately $4.2 million, or ($0.22) per diluted share, compared to a net income attributable to NextPlat Corp common shareholders of approximately $3.4 million, or $0.17 diluted earnings per share, reported for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, net loss attributable to NextPlat Corp common shareholders was approximately $11.0 million, or ($0.58) per diluted share, compared to a net loss attributable to NextPlat Corp common shareholders of approximately $2.1 million, or ($0.12) per diluted share.

● The Company ended the third quarter of 2024 with approximately $20.4 million in cash representing a net cash burn of approximately $5.9 million year-to-date. The use of cash primarily consisted of approximately $3.4 million in non-recurring operating expenses plus approximately $1.0 million related to the Outfitter acquisition, and approximately $1.5 million used in recurring operating expenses.

Organizational Highlights and Recent Business Developments:

●

On October 1, 2024, the Company completed its proposed merger with Progressive Care in an all-stock transaction, resulting in Progressive Care becoming a wholly owned subsidiary of NextPlat. Representing the Company’s Healthcare Operations, Progressive Care continues to support the needs of a growing number of 340B contracted healthcare entities as well as long-term care and assisted living facilities.

●

In the third quarter, Healthcare Operations filled approximately 128,000 pharmacy prescriptions, a 5% increase from the 122,000 pharmacy prescriptions filled in the year-ago quarter. The Company continues to add pharmacy service contracts with 340B covered entities which are expected to represent a greater proportion of Healthcare Operations revenue going forward, contributing to increased services and prescription revenues throughout the remainder of fiscal 2024 and into fiscal 2025. These contracts have a greater profit margin than the Company’s traditional retail pharmacy business.

●

The Company’s technology e-commerce business continued to see increased global demand for satellite-enabled communications devices, producing sales to customers in 95 countries during the third quarter. Recurring, high-margin airtime revenue in the third quarter of 2024 increased to record levels, reflecting growth of 94% vs. 2023 levels driven by both organic growth and the addition of Outfitter Satellite which was acquired in April 2024.

●

In July, the Company significantly expanded the scope of its e-commerce program in China to include broad retail distribution and digital/social media marketing capabilities through a new partner. Several online and offline marketing programs in support of the OPKO Healthcare (Nasdaq: OPK) (“OPKO”)-branded site on Alibaba Group Holding Limited’s (NYSE: BABA) (“Alibaba”) Tmall Global have already been conducted and product interest and sales continue to grow as in-country product availability increases. Recently, OPKO’s “Artilane®” joint care product was featured as a Tmall “Top 10 Most Popular New Products For Healthcare” list based upon comprehensive data such as product clicks, collections, and purchases. In October, NextPlat was awarded a four-year extension of the OPKO Healthcare e-commerce program for China which was expanded to include product sales in Japan.

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During the quarter, the Company continued to advance the launch of its Florida Sunshine line of branded vitamins and supplements with the initial launch of its international e-commerce storefronts in the United Kingdom and on Amazon UK. International launch plans are currently in development and Florida Sunshine products are expected to be made available to Chinese consumers on multiple online marketplaces and be featured in campaigns conducted by social media influencers and bloggers starting late in the fourth quarter.

David Phipps, President of NextPlat and CEO of Global Operations, added, “We have worked to transform our business in terms of products, services and capability to reach consumers globally, including completing the strategic acquisition of Outfitter Satellite and the merger of Progressive Care. These transactions bring unique value to NextPlat as we seek to leverage our existing capabilities to better serve our customers. We are particularly pleased with the continued momentum we are seeing in North America through Outfitter and in China for our initial health and wellness products catalogue supported by our new in-country marketing partner, providing confidence in the large opportunities ahead of us.”

The financial information included in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which was filed with the Securities and Exchange Commission today.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care Inc.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products  and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Sales of products, net	$12,865	$12,789	$41,015	$18,622
Revenues from services	2,502	2,501	8,834	2,501
Revenue, net	15,367	15,290	49,849	21,123

Cost of products	11,799	10,634	35,539	15,003
Cost of services	48	71	174	71
Cost of revenue	11,847	10,705	35,713	15,074

Gross profit	3,520	4,585	14,136	6,049

Operating expenses:
Selling, general and administrative	2,293	4,187	6,516	7,496
Salaries, wages and payroll taxes	2,875	2,483	8,284	4,039
Impairment loss	3,729	—	13,653	—
Professional fees	2,144	521	4,133	1,385
Depreciation and amortization	478	871	2,287	1,201
Total operating expenses	11,519	8,062	34,873	14,121

Loss before other (income) expense	(7,999)	(3,477)	(20,737)	(8,072)

Other (income) expense:
Gain on sale or disposal of property and equipment	(98)	—	(98)	—
Interest expense	22	46	62	56
Interest earned	(183)	(210)	(596)	(393)
Other income	(2)	—	(2)	(316)
Foreign currency exchange rate variance	(119)	165	(87)	95
Total other (income) expense	(380)	1	(721)	(558)

Loss before income taxes and equity in net loss of affiliate	(7,619)	(3,478)	(20,016)	(7,514)

Income taxes	(45)	(23)	(92)	(75)
Loss before equity in net loss of affiliate	(7,664)	(3,501)	(20,108)	(7,589)

Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	—	6,138	—	6,138
Equity in net loss of affiliate	—	—	—	(1,440)
Net (loss) income	(7,664)	2,637	(20,108)	(2,891)

Net loss attributable to non-controlling interest	3,448	811	9,100	811
Net (loss) income attributable to NextPlat Corp	$(4,216)	$3,448	$(11,008)	$(2,080)

Comprehensive (loss) income:
Net (loss) income	$(7,664)	$2,637	$(20,108)	$(2,891)
Foreign currency (loss) gain	6	19	(30)	(16)
Comprehensive (loss) income	$(7,658)	$2,656	$(20,138)	$(2,907)

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,216)	$3,448	$(11,008)	$(2,080)
Weighted number of common shares outstanding – basic	18,982	18,703	18,844	17,079
Weighted number of common shares outstanding – diluted	18,982	20,310	18,844	17,079

Basic (loss) earnings per share	$(0.22)	$0.18	$(0.58)	$(0.12)
Diluted (loss) earnings per share	$(0.22)	$0.17	$(0.58)	$(0.12)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par data)

(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash	$20,360	$26,307
Accounts receivable, net	6,575	8,923
Receivables - other, net	1,235	1,846
Inventories, net	6,362	5,135
Unbilled revenue	219	189
VAT receivable	350	342
Prepaid expenses	484	640
Notes receivable due from related party, net of allowances of $63 and $0 at September 30, 2024 and December 31, 2023, respectively	206	256
Total Current Assets	35,791	43,638

Property and equipment, net	3,595	3,989

Goodwill	156	731
Intangible assets, net	555	14,423
Operating right of use assets, net	898	1,566
Finance right-of-use assets, net	10	22
Deposits	94	39
Prepaid expenses, net of current portion	—	61
Total Other Assets	1,713	16,842
Total Assets	$41,099	$64,469

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$8,531	$13,176
Contract liabilities	104	42
Notes payable	461	312
Due to related party	24	18
Operating lease liabilities	381	532
Finance lease liabilities	10	18
Income taxes payable	162	139
Total Current Liabilities	9,673	14,237

Long Term Liabilities:
Notes payable, net of current portion	1,080	1,211
Operating lease liabilities, net of current portion	553	929
Finance lease liabilities, net of current portion	—	5
Total Liabilities	11,306	16,382

Commitments and Contingencies	—	—

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized)	—	—
Common stock ($0.0001 par value; 50,000,000 shares authorized, 18,993,146 and 18,724,596 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively)	2	2
Additional paid-in capital	68,487	67,170
Accumulated deficit	(45,933)	(34,925)
Accumulated other comprehensive loss	(93)	(63)
Equity attributable to NextPlat Corp stockholders	22,463	32,184
Equity attributable to non-controlling interests	7,330	15,903
Total Equity	29,793	48,087

Total Liabilities and Equity	$41,099	$64,469